Exhibit 99.1

For Immediate Release

Contacts:
Reed Nolte
212-852-7092
rnolte@21cf.com

Nathaniel Brown
212-852-7746
nbrown@21cf.com

21st Century Fox Reduces Suspension of Voting Rights of Class B Common Stock Held by Non-U.S. Stockholders

______________________

NEW YORK, NY, October 4, 2013 - In advance of the annual meeting of stockholders of Twenty-First Century Fox, Inc. (the "Company") to be held on October 18, 2013 (the "Annual Meeting"), the Company announced that the Audit Committee of the Company's Board of Directors (the "Committee") has reduced the previously-announced suspension of voting rights of shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), held by stockholders who are not U.S. citizens ("Non-U.S. Stockholders") from 40% to 35%.

Based on the information currently reasonably available to the Company, the Committee determined that approximately 31% of the Class B Common Stock is owned by Non-U.S. Stockholders; and the combined ownership of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and Class B Common Stock by Non-U.S. Stockholders remains less than 25% of the combined outstanding shares of Class A Common Stock and Class B Common Stock.

As previously-announced, the Murdoch Family Trust and K. Rupert Murdoch have agreed not to vote or provide voting instructions with respect to a portion of the shares of Class B Common Stock they own during the period of the voting rights suspension, and their aggregate percentage vote will remain at 39.4% of the outstanding shares of Class B Common Stock.

As a result of the 35% voting suspension, as of August 21, 2013, the record date for the Annual Meeting, there were 711,912,688 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

About 21st Century Fox

21st Century Fox is the world's premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, Fox Pan American Sports, MundoFox, STAR and 28 local television stations; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.